Exhibit 99.1

Ryerson Reports Fourth Quarter and Full-Year 2024 Results

Quarterly business highlights include strong operating cash flow generation of $92.2 million, continued modernization of the Shelbyville, KY non-ferrous processing center, and progress scaling and optimizing newly placed-in-service assets across our North America service center network

CHICAGO – February 20, 2025 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and year ended December 31, 2024.

Highlights:

•
Generated fourth quarter revenue of $1.01 billion on 447,000 tons shipped at an average selling price of $2,254 per ton
•
Incurred Net Loss attributable to Ryerson Holding Corporation of $4.3 million, or Diluted Loss Per Share of $0.13 and Adjusted EBITDA1, excluding LIFO of $10.3 million
•
Generated Fourth Quarter Operating Cash Flow of $92.2 million and Free Cash Flow of $68.9 million. Generated Full-Year 2024 Operating Cash Flow of $204.9 million and Free Cash Flow of $107.4 million
•
Ended the quarter with debt of $468 million and net debt2 of $440 million as of December 31, 2024, compared to $522 million and $487 million, respectively, on September 30, 2024
•
Achieved target of $60 million in annualized operating expense reduction3
•
Continued start-up, commissioning and operationalizing of major capex projects at our service centers located in Shelbyville, KY, Norcross, GA, Dallas, TX, and Los Angeles, CA
•
Declared a first-quarter 2025 dividend of $0.1875 per share

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q4 2024	Q3 2024	Q4 2023	QoQ	YoY	2024	2023	YoY

Revenue	$1,007.4	$1,126.6	$1,112.4	(10.6)%	(9.4)%	$4,598.7	$5,108.7	(10.0)%
Tons shipped	447	485	450	(7.8)%	(0.7)%	1,937	1,943	(0.3)%
Average selling price/ton	$2,254	$2,323	$2,472	(3.0)%	(8.8)%	$2,374	$2,629	(9.7)%
Gross margin	19.0%	17.9%	22.2%	110 bps	-320 bps	18.1%	20.0%	-190 bps
Gross margin, excl. LIFO	16.4%	16.3%	16.9%	10 bps	-50 bps	17.0%	18.1%	-110 bps
Warehousing, delivery, selling, general, and administrative expenses	$188.5	$196.9	$203.7	(4.3)%	(7.5)%	$801.2	$793.5	1.0%
As a percentage of revenue	18.7%	17.5%	18.3%	120 bps	40 bps	17.4%	15.5%	190 bps
Net income (loss) attributable to Ryerson Holding Corporation	$(4.3)	$(6.6)	$25.8	(34.8)%	(116.7)%	$(8.6)	$145.7	(105.9)%
Diluted earnings (loss) per share	$(0.13)	$(0.20)	$0.74	$0.07	$(0.87)	$(0.26)	$4.10	$(4.36)
Adjusted diluted earnings (loss) per share	$(0.14)	$(0.20)	$0.73	$0.06	$(0.87)	$(0.18)	$4.08	$(4.26)
Adj. EBITDA, excl. LIFO	$10.3	$21.0	$25.9	(51.0)%	(60.2)%	$114.1	$231.1	(50.6)%
Adj. EBITDA, excl. LIFO margin	1.0%	1.9%	2.3%	-90 bps	-130 bps	2.5%	4.5%	-200 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$467.4	$522.1	$436.5	(10.5)%	7.1%	$467.4	$436.5	7.1%
Cash and cash equivalents	$27.7	$35.0	$54.3	(20.9)%	(49.0)%	$27.7	$54.3	(49.0)%
Net debt	$439.7	$487.1	$382.2	(9.7)%	15.0%	$439.7	$382.2	15.0%
Net debt / LTM Adj. EBITDA, excl. LIFO	3.9x	3.8x	1.7x	0.1x	2.2x	3.9x	1.7x	2.2x
Cash conversion cycle (days)	78.6	79.3	84.6	(0.7)	(6.0)	76.7	79.3	(2.6)
Net cash provided by operating activities	$92.2	$134.6	$90.1	$(42.4)	$2.1	$204.9	$365.1	$(160.2)

Management Commentary

Eddie Lehner, Ryerson’s President, Chief Executive Officer & Director, said, “I want to thank all of my Ryerson teammates for working safely during the quarter while supporting our ongoing investments toward further improving Ryerson’s operating model and customer experience. In 2024, Ryerson accomplished two important milestones of our growth and our network optimization strategy. First, Ryerson made important strides in bringing major capex projects online, highlighted by the opening of our 900,000 square foot service center in University Park, IL, and start-up of our service center modernization project in Shelbyville, KY, the launch of our revamped e-commerce platform at www.ryerson.com, and further end-market diversification through the acquisition of Production Metals, LLC to name a few. Second, Ryerson launched its ‘integration and optimization’ phase, which contributed to realizing $60 million in annualized expense reductions while further weaving capex, systems, and acquisition investments made over the past three years into a cohesive intelligent service center network. Ryerson achieved these operational milestones while navigating through a counter-cyclical environment, marked by depressed demand, decreasing prices, and ongoing margin compression across stainless, carbon, and aluminum commodity bellwethers. Despite the difficult macro-metals and manufacturing environment, Ryerson gained market share across our metal mix, reduced same-store costs, and got back to good working capital management execution. During the fourth quarter, Ryerson met its guidance expectations on sales and Adjusted EBITDA, excluding LIFO, while exceeding guidance on earnings per share and generating $92.2 million in operating cash flow. During 2024, we generated $205 million in operating cash flow, primarily driven by improved working capital management, and returned $75.8 million to shareholders in the form of dividends and share repurchases. Looking ahead to the first quarter and 2025, after a slow start to the year marked by the carry-over from an unusually slow holiday season and weather disruptions, we are encouraged by quoting and order trends which have improved notably since mid-January. The timing of these improvements in business conditions, should they sustain, along with a strong dose of Ryerson self-help, should intersect well with the ongoing operationalization of investments we have made in the business over the past three years to improve earnings and the quality of those earnings through the cycle.

Fourth Quarter and Full-Year Results

Ryerson generated net sales of $1.01 billion in the fourth quarter of 2024, a decrease of 10.6%, compared to the third quarter of 2024, and within our guidance expectations. Revenue performance during the quarter was influenced by slightly better-than-expected seasonal volume declines of 7.8% and lower than expected average selling prices, which fell by 3.0%.

Gross margin expanded sequentially by 110 basis points to 19.0% in the fourth quarter of 2024, compared to 17.9% in the third quarter of 2024. Due to further declines in inventory costs in the fourth quarter of 2024, LIFO income of $25 million exceeded guidance expectations of LIFO income of $10 million. Excluding the impact of LIFO, gross margin expanded 10 basis points to 16.4% in the fourth quarter of 2024, compared to 16.3% in the third quarter. Gross margin expansion in the quarter resulted from the decline in average inventory costs outpacing the decline in average selling prices.

Warehousing, delivery, selling, general, and administrative expenses decreased 4.3%, or $8.4 million, to $188.5 million in the fourth quarter of 2024, compared to $196.9 million in the third quarter of 2024. Cost reductions were noted in personnel-related expenses, operating expenses, and delivery expenses. Decreases in overall expenses were partially offset by increases in professional fees as well as increases in depreciation & amortization expense from our capital spending on major projects.

Net Loss Attributable to Ryerson Holding Corporation for the fourth quarter of 2024 was $4.3 million, or $0.13 per diluted share, compared to net loss of $6.6 million, or $0.20 per diluted share, in the previous quarter. Ryerson generated Adjusted EBITDA, excluding LIFO of $10.3 million in the fourth quarter of 2024, compared to the third quarter of 2024 Adjusted EBITDA, excluding LIFO of $21.0 million.

Ryerson generated net sales of $4.6 billion for the full-year 2024, a decrease of 10.0% compared to full-year 2023 sales of $5.1 billion. Revenue performance for the year was influenced by 9.7% lower average selling prices and 0.3% lower tons shipped.

Gross margin contracted by 190 basis points for the full-year 2024 to 18.1% compared to 20.0% for 2023. Driven by declines in metals commodities prices, decreases in inventory costs over the year generated LIFO income of $52.5 million in 2024, which was 46.3%, or $45.2 million, lower in 2024 compared to 2023. Excluding the impact of LIFO, full-year 2024 gross margin contracted 110 basis points to 17.0% compared with 18.1% for 2023. Gross margin, excluding the impact of LIFO, contraction in 2024 was driven by average selling prices, which decreased 9.7% year-over-year, outpacing the decline in cost of materials sold.

Warehousing, delivery, selling, general, and administrative expenses increased 1.0%, or $7.7 million, to $801.2 million for the full-year 2024, compared to $793.5 million for 2023, driven by the addition of expenses associated with companies acquired during 2023 and 2024. These increases were partially offset by decreases in personnel-related expenses, operating expenses, and delivery expenses.

Net Loss Attributable to Ryerson Holding Corporation for the full-year 2024 was $8.6 million, or $0.26 per diluted share, compared to net income of $145.7 million, or $4.10 per diluted share, in 2023. Ryerson generated Adjusted EBITDA, excluding LIFO of $114.1 million in 2024, compared to $231.1 million in 2023.

Liquidity & Debt Management

Ryerson generated operating cash flow of $92.2 million in the fourth quarter of 2024 due to a working capital release of $71 million. The Company ended the fourth quarter of 2024 with debt of $468 million and net debt of $440 million, sequential decreases of $54 million and $47 million, respectively, compared to the third quarter of 2024. For the full-year 2024, Ryerson generated operating cash flow of $204.9 million, partially attributable to a working capital release of $154 million. Ryerson’s net leverage ratio of 3.9x, as of the fourth quarter of 2024, was above the Company’s target leverage range of 0.5x – 2.0x, but below Ryerson’s prior 10-year average of 4.2x. Ryerson’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, decreased to $451 million as of December 31, 2024, compared to $491 million as of September 30, 2024, due to a decline in inventory values as metals commodity prices for our product mix receded during 2024.

Shareholder Return Activity

Dividends. On February 20, 2025, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on March 20, 2025, to stockholders of record as of March 6, 2025. During the fourth quarter of 2024, Ryerson’s quarterly dividend amounted to a cash return of approximately $6.0 million. For the full-year 2024, Ryerson returned $24.8 million to shareholders through its dividend program.

Share Repurchases and Authorization. Ryerson did not repurchase shares during the fourth quarter of 2024. Over the full-year 2024, Ryerson repurchased 2,526,467 shares for $51.0 million. Ryerson acquired stock in the open market in accordance with Ryerson’s share repurchase authorization. As of December 31, 2024, $38.4 million remained under the existing authorization.

Outlook Commentary

For the first quarter of 2025, Ryerson expects customer shipments to increase 11% to 13% quarter-over-quarter due to seasonality, improved company driven transactional activity, and restocking. The Company anticipates first quarter net sales to be in the range of $1.12 billion to $1.15 billion, with average selling prices increasing 0% to 2%. LIFO expense in the first quarter of 2025 is expected to be between $6 million to 8 million. We expect adjusted EBITDA, excluding LIFO in the range of $28 million to $32 million on lagging price margin resets and loss per diluted share in the range of $0.27 to $0.20.

Fourth Quarter 2024 Major Product Metrics
	Net Sales (millions)
	Q4 2024	Q3 2024	Q4 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$510	$585	$574	(12.8)%	(11.1)%
Aluminum	$236	$250	$244	(5.6)%	(3.3)%
Stainless Steel	$248	$276	$275	(10.1)%	(9.8)%

	Tons Shipped (thousands)
	Q4 2024	Q3 2024	Q4 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	353	382	352	(7.6)%	0.3%
Aluminum	42	44	43	(4.5)%	(2.3)%
Stainless Steel	52	58	52	(9.7)%	0.8%

	Average Selling Prices (per ton)
	Q4 2024	Q3 2024	Q4 2023	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,445	$1,531	$1,631	(5.7)%	(11.4)%
Aluminum	$5,619	$5,682	$5,674	(1.1)%	(1.0)%
Stainless Steel	$4,733	$4,759	$5,288	(0.5)%	(10.5)%

Full Year 2024 Major Product Metrics
	Net Sales (millions)
	2024	2023	Year-over-year

Carbon Steel	$2,383	$2,581	(7.7)%
Aluminum	$1,042	$1,133	(8.0)%
Stainless Steel	$1,107	$1,306	(15.2)%

	Tons Shipped (thousands)
	2024	2023	Year-over-year

Carbon Steel	1,516	1,508	0.5%
Aluminum	185	194	(4.6)%
Stainless Steel	230	231	(0.3)%

	Average Selling Prices (per ton)
	2024	2023	Year-over-year

Carbon Steel	$1,572	$1,712	(8.2)%
Aluminum	$5,632	$5,840	(3.6)%
Stainless Steel	$4,805	$5,654	(15.0)%

Earnings Call Information

Ryerson will host a conference call to discuss fourth quarter and full-year 2024 financial results for the period ended December 31, 2024, on Friday, February 21, 2025, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has approximately 4,200 employees and over 110 locations. Visit Ryerson at www.ryerson.com.

Manager – Investor Relations:

Pratham Dear

312.292.5033

investorinfo@ryerson.com

Notes:

1For EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding LIFO please see Schedule 2

2Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

3Operating expenses are Warehousing, delivery, selling, general, and administrative expenses

Legal Disclaimer

The contents herein are provided for general information purposes only and do not constitute an offer to sell or buy, or a solicitation of an offer to buy, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or buy, or a solicitation of an offer to buy, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; the impact of geopolitical events; fluctuating metal prices; our indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; the influence of a single investor group over our policies and procedures; work stoppages; obligations under certain employee retirement benefit plans; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our most recent our annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2024	2023	2024	2024	2023

NET SALES	$1,007.4	$1,112.4	$1,126.6	$4,598.7	$5,108.7
Cost of materials sold	816.3	865.2	924.6	3,764.5	4,087.1
Gross profit	191.1	247.2	202.0	834.2	1,021.6
Warehousing, delivery, selling, general, and administrative	188.5	203.7	196.9	801.2	793.5
Gain on insurance settlement	(0.3)	—	(1.3)	(1.6)	—
Restructuring and other charges	0.3	—	1.1	3.1	—
OPERATING PROFIT	2.6	43.5	5.3	31.5	228.1
Other income and (expense), net	2.7	(0.5)	(0.2)	4.1	0.3
Interest and other expense on debt	(10.1)	(9.5)	(11.5)	(43.0)	(34.7)
INCOME (LOSS) BEFORE INCOME TAXES	(4.8)	33.5	(6.4)	(7.4)	193.7
Provision (benefit) for income taxes	(0.6)	7.5	(0.4)	(0.1)	47.3
NET INCOME (LOSS)	(4.2)	26.0	(6.0)	(7.3)	146.4
Less: Net income attributable to noncontrolling interest	0.1	0.2	0.6	1.3	0.7
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(4.3)	$25.8	$(6.6)	$(8.6)	$145.7
EARNINGS (LOSS) PER SHARE
Basic	$(0.13)	$0.76	$(0.20)	$(0.26)	$4.17
Diluted	$(0.13)	$0.74	$(0.20)	$(0.26)	$4.10
Shares outstanding - basic	31.8	34.1	32.7	33.2	35.0
Shares outstanding - diluted	31.8	34.7	32.7	33.2	35.6

Dividends declared per share	$0.1875	$0.1850	$0.1875	$0.7500	$0.7175

Supplemental Data :
Tons shipped (000)	447	450	485	1,937	1,943
Shipping days	61	60	64	253	251
Average selling price/ton	$2,254	$2,472	$2,323	$2,374	$2,629
Gross profit/ton	428	549	416	431	526
Operating profit/ton	6	97	11	16	117
LIFO income per ton	(57)	(132)	(37)	(27)	(50)
LIFO income	(25.4)	(59.3)	(18.1)	(52.5)	(97.7)
Depreciation and amortization expense	22.7	20.1	19.5	77.6	62.5
Cash flow provided by operating activities	92.2	90.1	134.6	204.9	365.1
Capital expenditures	(23.5)	(25.4)	(31.6)	(99.6)	(121.9)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2025 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$27.7	$54.3
Restricted cash	1.6	1.1
Receivables, less provisions of $2.5 at December 31, 2024 and $1.7 at December 31, 2023	425.6	467.7
Inventories	684.6	782.5
Prepaid expenses and other current assets	68.1	77.8
Total current assets	1,207.6	1,383.4
Property, plant, and equipment, at cost	1,152.0	1,071.5
Less: accumulated depreciation	515.3	481.9
Property, plant, and equipment, net	636.7	589.6
Operating lease assets	344.6	349.4
Other intangible assets	68.3	73.7
Goodwill	161.8	157.8
Deferred charges and other assets	20.5	15.7
Total assets	$2,439.5	$2,569.6
Liabilities
Current liabilities:
Accounts payable	$440.8	$463.4
Salaries, wages, and commissions	35.7	51.9
Other accrued liabilities	67.1	75.9
Short-term debt	0.7	8.2
Current portion of operating lease liabilities	32.1	30.5
Current portion of deferred employee benefits	3.7	4.0
Total current liabilities	580.1	633.9
Long-term debt	466.7	428.3
Deferred employee benefits	90.9	106.7
Noncurrent operating lease liabilities	334.6	336.8
Deferred income taxes	129.0	135.5
Other noncurrent liabilities	13.7	13.9
Total liabilities	1,615.0	1,655.1
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized; no shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,899,093 and 39,450,659 shares issued at December 31, 2024 and December 31, 2023, respectively	0.4	0.4
Capital in excess of par value	423.5	411.6
Retained earnings	779.6	813.2
Treasury stock, at cost - Common stock of 8,051,226 shares at December 31, 2024 and 5,413,434 shares at December 31, 2023	(234.4)	(179.3)
Accumulated other comprehensive loss	(153.8)	(140.0)
Total Ryerson Holding Corporation Stockholders' Equity	815.3	905.9
Noncontrolling interest	9.2	8.6
Total Equity	824.5	914.5
Total Liabilities and Stockholders' Equity	$2,439.5	$2,569.6

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2024	2023	2024	2024	2023

Net income (loss) attributable to Ryerson Holding Corporation	$(4.3)	$25.8	$(6.6)	$(8.6)	$145.7
Interest and other expense on debt	10.1	9.5	11.5	43.0	34.7
Provision (benefit) for income taxes	(0.6)	7.5	(0.4)	(0.1)	47.3
Depreciation and amortization expense	22.7	20.1	19.5	77.6	62.5
EBITDA	$27.9	$62.9	$24.0	$111.9	$290.2
Gain on insurance settlement	(0.3)	—	(1.3)	(1.6)	—
Reorganization	9.5	21.0	15.8	58.1	35.7
Pension settlement (gain) loss	(0.1)	—	—	2.1	—
Benefit plan curtailment gain	—	(0.8)	—	(0.3)	(0.8)
Foreign currency transaction (gains) losses	(3.2)	0.7	0.6	(4.2)	1.1
Purchase consideration and other transaction costs (credits)	0.6	0.5	(0.4)	(0.8)	1.5
Other adjustments	1.3	0.9	0.4	1.4	1.1
Adjusted EBITDA	$35.7	$85.2	$39.1	$166.6	$328.8

Adjusted EBITDA	$35.7	$85.2	$39.1	$166.6	$328.8
LIFO income	(25.4)	(59.3)	(18.1)	(52.5)	(97.7)
Adjusted EBITDA, excluding LIFO income	$10.3	$25.9	$21.0	$114.1	$231.1

Net sales	$1,007.4	$1,112.4	$1,126.6	$4,598.7	$5,108.7

Adjusted EBITDA, excluding LIFO income, as a percentage of net sales	1.0%	2.3%	1.9%	2.5%	4.5%

Gross profit	$191.1	$247.2	$202.0	$834.2	$1,021.6

Gross margin	19.0%	22.2%	17.9%	18.1%	20.0%

Gross profit	$191.1	$247.2	$202.0	$834.2	$1,021.6
LIFO income	(25.4)	(59.3)	(18.1)	(52.5)	(97.7)
Gross profit, excluding LIFO income	$165.7	$187.9	$183.9	$781.7	$923.9

Gross margin, excluding LIFO income	16.4%	16.9%	16.3%	17.0%	18.1%

Note: EBITDA represents net income (loss) before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on insurance settlement, reorganization expenses, pension settlement (gain) loss, benefit plan curtailment gain, purchase consideration and other transaction costs (credits), and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income (loss) or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2024	2023	2024	2024	2023

Net income (loss) attributable to Ryerson Holding Corporation	$(4.3)	$25.8	$(6.6)	$(8.6)	$145.7

Gain on insurance settlement	(0.3)	—	(1.3)	(1.6)	—
Restructuring and other charges	0.3	—	1.1	3.1	—
Pension settlement (gain) loss	(0.1)	—	—	2.1	—
Benefit plan curtailment gain	—	(0.8)	—	(0.3)	(0.8)
Provision (benefit) for income taxes	—	0.2	0.1	(0.8)	0.2

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$(4.4)	$25.2	$(6.7)	$(6.1)	$145.1

Adjusted diluted earnings (loss) per share	$(0.14)	$0.73	$(0.20)	$(0.18)	$4.08

Shares outstanding - diluted	31.8	34.7	32.7	33.2	35.6

Note: Adjusted net income (loss) and Adjusted diluted earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2024	2023	2024	2024	2023

Net cash provided by operating activities	$92.2	$90.1	$134.6	$204.9	$365.1
Capital expenditures	(23.5)	(25.4)	(31.6)	(99.6)	(121.9)
Proceeds from sales of property, plant, and equipment	0.2	0.4	0.4	2.1	0.5
Free cash flow	$68.9	$65.1	$103.4	$107.4	$243.7

Market capitalization	$589.5	$1,180.4	$634.0	$589.5	$1,180.4

Free cash flow yield	11.7%	5.5%	16.3%	18.2%	20.6%

Note: Market capitalization is calculated using December 31, 2024, September 30, 2024, and December 31, 2023 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2025 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	First Quarter 2025
	Low	High
Net loss attributable to Ryerson Holding Corporation	$(9)	$(8)

Diluted loss per share	$(0.27)	$(0.20)

Interest and other expense on debt	9	9
Benefit for income taxes	(3)	(2)
Depreciation and amortization expense	19	19
EBITDA	$16	$18
Adjustments	6	6
Adjusted EBITDA	$22	$24
LIFO expense	6	8
Adjusted EBITDA, excluding LIFO	$28	$32

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.